EXHIBIT 10.29
April 24, 2025
Alexandra Soto
At the address on file with Lazard

Re: Terms of Continued Employment

Dear Alexandra,

This letter agreement, including the additional terms and conditions set forth in Annex A, Annex B and Annex C (collectively, this “Agreement”), between you (the “Executive”) and Lazard, Inc., on its behalf and on behalf of its subsidiaries and affiliates (collectively with its and their respective predecessors and successors, “Lazard” or the “Firm”), memorializes the terms of your continued employment with the Firm. Capitalized terms not otherwise defined have the meanings provided in Annex A, Annex B or Annex C, as applicable.

1.Term. This Agreement will become effective as of the date set forth above and will remain in effect until the termination of the Executive’s employment in accordance with this Agreement (the “Term”). The start of the Executive’s period of continuous employment for statutory purposes is June 1, 1993.

2.Duties and Responsibilities; Code of Conduct. During the Term, the Executive will (a) be employed and continue to serve as the Chief Operating Officer of Lazard, (b) have such authority, duties, and responsibilities as are consistent with the authority, duties, and responsibilities of such position, (c) report directly to the Firm’s Chief Executive Officer, and (d) other than in respect of charitable, educational, and similar activities that do not materially affect the Executive’s duties to the Firm (or in respect of directorships, trusteeships, or similar posts, in each case, that are approved by the Firm’s Chief Executive Officer or his or her designee), devote Executive’s entire working time, labor, skill, and energies to the business and affairs of the Firm. The Executive agrees to comply with the Firm’s professional code of conduct as in effect from time to time and will execute on an annual basis and at such additional times as the Firm may reasonably request such code as set forth in the applicable manual or handbook of the Firm as in effect from time to time and applicable to managing directors in the same geographic location as the Executive. The Firm and the Executive will reasonably cooperate to manage the Executive’s business travel so as to minimize the imposition on the Executive of income or similar taxes by jurisdictions outside of the United Kingdom.

3.Compensation. During the Term, the Executive will (i) receive an annual base salary of not less than $750,000 (the “Base Salary”) which will accrue day to day and is payable in equal monthly instalments in arrears, (ii) be eligible to receive an annual bonus in an amount determined in the sole discretion of the Compensation Committee of the Board of Directors of Lazard (the “Compensation Committee”), on the same basis, on the same terms, in the same form, and paid at the same time as other executive officers of Lazard, (iii) be eligible to participate in any equity incentive plan for executives of the Firm as may be in effect from time to time, in accordance with and subject to the terms of any such plan, and with any such award determined in the sole discretion of the Compensation Committee, and (iv) be eligible to participate in all benefit programs made available generally to the Firm’s managing directors in the same geographic location as the Executive, on the same basis as other executives and in accordance with and subject to the terms of any such program.

4.Termination.

(a) Notice of Termination; No Agreements to Perform Competitive Activities During the Term. The Executive’s employment under this Agreement is not for a definite period or duration, and either party to this Agreement may terminate the Term and the Executive’s employment on three months’ prior written notice to the other party (for any reason or no reason). However, notice of termination under this Section 4(a): (i) is not required in the event of the termination of the Executive’s employment by reason of the Executive’s death or “Disability” (within the meaning of the long-term disability plan of the Firm applicable to the Executive), or by Lazard for Cause; (ii) may be waived by Lazard in the event of receipt of notice of a termination by the Executive; or (iii) may, if Lazard wishes to terminate the Term with immediate effect, be satisfied by providing the Executive’s Base Salary during such three-month period in lieu of such notice. The Executive agrees that, if, before either party has provided notice of termination under this Section 4(a), the Executive enters into an agreement to perform Competitive Activities for a Competitive Enterprise, such action will be deemed a violation of Section 2 of Annex A.

(b) Resignation. On termination of the Term in accordance with Section 4(a) of this Agreement, the Executive’s employment with Lazard will terminate automatically as of the Date of Termination and without further action by the Executive or Lazard. In addition, upon termination of the Executive’s employment at any time and for any reason, the Executive will resign automatically as of the Date of Termination and without further action by the Executive or Lazard from any positions the Executive holds with any member of the Firm, including as an officer or director of Lazard and any of Lazard’s affiliates. The Executive agrees to execute any and all documentation to evidence such automatic resignations upon request by the Firm, it being agreed that, the Executive will be treated for all purposes as having resigned on the Date of Termination regardless of when or whether the Executive executes any such documentation.

(c) Certain Definitions. For purposes of this Agreement, as applicable, the following terms have the meanings set forth below:

“Cause” means: (i) commission by the Executive of a felony (or the equivalent in a non-United States jurisdiction), or of any other crime involving dishonesty or moral turpitude; (ii) the disqualification or bar of the Executive by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, or the loss by the Executive of any governmental or self-regulatory license reasonably necessary for the Executive to perform the Executive’s duties under this Agreement; (iii) willful failure on the part of the Executive to perform the Executive’s employment duties in any material respect or to follow reasonable directions received from the Firm’s Chief Executive Officer, in each case after written notice to the Executive of such failure; (iv) willful failure on the part of the Executive to comply with the policies of Lazard and its affiliates in any material respect; or (v) a willful breach of the Covenants in any material respect. No act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the

Firm. Notwithstanding the foregoing, with respect to the events described in clauses (iv) and (v) of the definition of Cause, the Executive’s acts or failure to act will not constitute Cause to the extent taken (or not taken) based upon the direct instructions of the Firm’s Chief Executive Officer or upon the direct advice of counsel to the Firm.

“Date of Termination” means the three-month anniversary of the date the Executive or Lazard provides written notice of termination to the other except (i) if the Executive’s employment is terminated by Lazard for Cause, the Date of Termination will be the date of receipt of the written notice of termination from Lazard or any later date specified therein within 30 days after the Executive’s receipt of such notice, (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination will be the date of death or the date on which the Executive’s termination due to Disability is effective for purposes of the applicable long-term disability plan of the Firm, as applicable, and (iii) if the Firm determines to exercise its rights under clause (ii) or (iii) of Section 4(a) of this Agreement, the Date of Termination will be the date Lazard provides written notice to the Executive of such determination or any later date specified therein before such three-month anniversary. The Firm and the Executive will take all steps necessary (including with regard to any post-termination services by the Executive) to ensure any termination of the Executive’s employment described in this Agreement constitutes a “separation from service” within the meaning of Section 409A, and notwithstanding anything contained herein to the contrary, (x) to the extent that any amounts owed to the Executive under this Agreement are payable upon the Executive’s termination of employment and are subject to Section 409A, then to the extent required in order to comply with Section 409A, such amounts will not be payable to the Executive unless and until such termination of employment constitutes a “separation from service,” within the meaning of Section 409A, and (y) the date on which such separation from service takes place will be the “Date of Termination.”

“Good Reason” means, without the Executive’s written consent, (i) a material diminution in the Executive’s positions (including status, offices, titles and reporting requirements), authority, duties, or responsibilities from those contemplated by Section 2 of this Agreement or the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s positions as contemplated by Section 2 of this Agreement, (ii) a breach by the Firm of the terms of this Agreement in any material respect, including any material failure by the Firm to comply with Section 3 of this Agreement, or (iii) subject to the last sentence of Section 2 of this Agreement, any requirement that the Executive’s principal place of employment be changed to any location other than the Firm’s principal office in London. Notwithstanding the foregoing, a termination for Good Reason will not have occurred unless (A) the Executive gives written notice to Lazard of termination of employment within 90 days after the Executive first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and Lazard has failed within 30 days after receipt of such notice to cure the circumstances constituting Good Reason, and (B) the Executive’s “separation from service” (within the meaning of Section 409A) occurs no more than two years following the initial existence of one or more of the circumstances giving rise to Good Reason. Notwithstanding the foregoing, the Firm may place the Executive on paid leave (during which the Executive will continue to receive Base Salary, medical benefits and the continued vesting of Awards, but not any bonus or other incentive compensation; provided that, the Firm may hold in escrow any Awards that become vested during such paid leave) for up to

90 days while the Firm is determining whether circumstances constituting Cause exist, which circumstances will not constitute Good Reason.

“Mutual Agreement” means a termination initiated by the Firm and agreed by the Executive, determined by the Firm in its sole discretion, and to be evidenced exclusively in a written agreement executed by the Executive and the Firm that specifically provides the termination is by “Mutual Agreement” in accordance with this Section 4.

5. Severance Pay and Benefits under Certain Circumstances. Except as set forth in this Section 5, the Executive will not be entitled to any payments or benefits or any other damages on termination of the Term or employment with the Firm for any reason.

(a) Accrued Obligations. In the event the Executive’s employment and the Term are terminated by the Executive without Good Reason or by Lazard for Cause, (i) the Executive will be paid any unpaid Base Salary through the Date of Termination (and, if applicable, for any accrued vacation), any earned and unpaid bonus amounts for the fiscal year completed prior to the Date of Termination (determined in accordance with Section 3 of this Agreement), and any accrued expense reimbursements through the Date of Termination, and (ii) the Executive will be provided any accrued benefits to which the Executive is entitled under any other plan, contract, or arrangement with the Firm (the items in clauses (i) and (ii), together, the “Accrued Obligations”).

(b) Severance Pay for a Qualifying Termination. In the event the Executive’s employment is terminated by the Firm without Cause, by the Executive for Good Reason, or by Mutual Agreement (each, a “Qualifying Termination”), the Executive will be paid and provided the Accrued Obligations and, subject to Section 5(e) of this Agreement and continued compliance with all Covenants, the following (where such amounts will be deemed to be inclusive of any payments to which the Executive is entitled under any statutory provisions):

(i)a pro-rata annual bonus equal to the product of (A) the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity-based or fund interest awards based on the grant date value of such awards in accordance with the normal valuation methodology used by Lazard) paid or payable (including any such amounts that may be deferred under any plan or arrangement of the Firm) to the Executive for the two completed fiscal years of Lazard immediately preceding the fiscal year in which the Date of Termination occurs (the “Average Bonus”) and (B) a fraction, the numerator of which is the number of days elapsed through the Date of Determination in the fiscal year of Lazard in which it occurs, and the denominator of which is 365 (the amount as calculated under this clause, the “Pro-Rata Bonus”), which will be paid in cash at such time or times as Lazard otherwise makes incentive payments for such fiscal year (and in all events no earlier than January 1, and no later than March 15, of the year following the year in which the Date of Termination occurs); and
(ii)one-and-one-half (1.50) times the sum of (x) the Base Salary and (y) the Average Bonus, which will be paid in cash according to the following schedule: (1) nine months of the Base Salary will be paid in substantially equal installments in accordance with the Firm’s regular payroll practice during the Restricted Period (as defined in Section 2 of Annex A); and (2) the remainder of the amount contemplated by this clause (ii) will be paid in a lump sum on the first regularly scheduled payroll date following the end of such period (but in any event no later than 60 days thereafter).
In addition, upon a Qualifying Termination, if the Executive timely elects and maintains continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the Executive and the Executive’s eligible dependents, as applicable, the Firm will pay the employer portion of the Executive’s COBRA premium for the Executive and any eligible dependents until the earlier of (x) 12 months following the Date of Termination or (y) the date upon which the Executive begins other employment that provides for health coverage benefits; provided that, if the Firm determines, in its sole discretion, that the Firm cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, the Firm will in lieu thereof pay the Executive a taxable cash amount equal to the amount the Firm otherwise would have paid for COBRA insurance premiums under this Section 5(b) (calculated based on the premium for the first month of coverage), which payment will be made regardless of whether the Executive or the Executive’s eligible dependents elect healthcare continuation coverage and will be paid in monthly or biweekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. To the extent permitted under the applicable plan, the Executive will receive an additional one year of age and service credit for purposes of determining the Executive’s eligibility for and right to commence receiving benefits under the retiree healthcare benefit plans of the Firm.

(c) Treatment of Awards. Subject to Section 5(e) of this Agreement, for all purposes of the outstanding equity-based awards, fund interest awards, profits interests and any similar awards (collectively, the “Awards”) held by the Executive as of the Date of Termination, a resignation by the Executive for Good Reason and a termination by Mutual Agreement will be treated as a termination of the Executive by the Firm without Cause or as a Termination of Employment by the Firm other than for Cause (as such phrase or similar phrases are defined in Lazard’s 2018 Incentive Compensation Plan, as amended from time to time, or any successor thereto (the “Plan”), or the award agreements governing the Awards (each, an “Award Agreement”)), as applicable.

(d) Death or Disability. In the event the Executive’s employment and the Term are terminated due to Death or Disability, the Executive or the Executive’s estate, as applicable, will be paid and provided the Accrued Obligations and the Pro-Rata Bonus. The Pro-Rata Bonus will be paid at such time or times as Lazard otherwise makes incentive payments for such fiscal year (and in all events no earlier than January 1st, and no later than March 15th, of the year following the year in which the Date of Termination occurs).

(e) Release for Severance Pay (Before a Change in Control). The payments and benefits payable or to be provided to the Executive pursuant to Sections 5(b) and 5(c) of this Agreement on a Qualifying Termination prior to a Change in Control are subject to and conditioned on the Executive having delivered to the Firm, no later than the 60th day after the Date of Termination, a waiver and general release of claims in favor of the Firm and its affiliates consistent with the version customarily used for managing directors of the Firm that are based in London and that has become effective and irrevocable in accordance with its terms (such requirement to execute a release, the “Release Requirement”). For the avoidance of doubt, the Release Requirement will lapse upon a Change in Control.

(f) No Mitigation. In no event will the Executive be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Section 5, and such amounts will not be reduced whether or not the Executive obtains other employment. Except as provided in Section 7(e) of Annex B, the obligations to make the payments and to provide the benefits provided for in this Agreement and otherwise for Lazard to perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Firm may have against the Executive.

6. Restrictive Covenants. This Agreement provides for a nine-month Restricted Period following the Executive’s Date of Termination for any reason, during which the Executive will be subject to the Noncompetition and Nonsolicitation Covenants contained in Sections 2, 3 and 4 of Annex A. The parties agree that the Covenants are incorporated herein by reference and will be deemed to be fully contained herein. The Executive understands, acknowledges and agrees that the Covenants apply during (a) the Executive’s employment with the Firm and (b) the periods following termination thereof specified in Annex A (including, for the avoidance of doubt, the nine months following the Executive’s Date of Termination for any reason in the case of the Noncompetition and Nonsolicitation Covenants contained in Sections 2, 3 and 4 of Annex A).

(a) Transfer of Client Relationships. During the period commencing on the Date of Termination and ending 90 days thereafter, the Executive hereby agrees to take all actions and to do all such things as may be reasonably requested by the Firm from time to time to maintain for the Firm the business, goodwill, and business relationships with any of the Firm’s Clients with whom the Executive worked during the term of the Executive’s employment; provided that, such actions and things do not materially interfere with other employment of the Executive.

(b) Other Notable Terms. The Firm has the right to enjoin the Executive from such activities as are set forth in Annex A; provided, however, that upon a Qualifying Termination, from and after the third monthly anniversary of the Date of Termination, enforcement of the Noncompetition and Nonsolicitation Covenants will be limited to the Executive’s forfeiture of any and all unpaid severance benefits. Further details of the Covenants are set forth in Annex A.

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IN WITNESS WHEREOF, the Executive and Lazard hereto have caused this Agreement (including Annexes A, B and C) to be executed and delivered on the date first above written.

LAZARD, INC.

By: /s/ Christian A. Weideman
Name: Christian A. Weideman
Title: General Counsel

Alexandra Soto

/s/ Alexandra Soto

[Signature Page to Letter Agreement]

ANNEX A
RESTRICTIVE COVENANTS

Capitalized terms used but not otherwise defined in this Annex A will have the meanings provided to them in the Letter Agreement (including the annexes thereto) to which this Annex A is attached. The Letter Agreement and its annexes together constitute one binding agreement.

1.Confidential Information. The Executive will not at any time (whether prior to or following the Executive’s Termination of Employment) disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, corporation or other business organization or entity, other than the Firm, any trade secrets, information, data, or other confidential or proprietary information relating to the clients, customers, employees, developments, programs, plans or business and affairs of the Firm; provided that, the foregoing will not apply to information that is not unique to the Firm or that is generally known to the industry or the public other than as a result of the Executive’s breach of this Covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal (provided that, the Executive will provide the Firm prior written notice of any such required disclosure). The Executive agrees that, upon the Executive’s termination of employment, the Executive or, in the event of the Executive’s death, the Executive’s heirs or estate at the request of the Firm, will return to the Firm immediately all books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Firm. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Executive and the Firm will be subject to the terms of this Section 1, except that the Executive may disclose information concerning such dispute to the arbitrator or court considering such dispute, and to the Executive’s legal counsel, spouse or domestic partner, and tax and financial advisors (provided that, such persons agree not to disclose any such information). Nothing in this Annex A, this Agreement or the Covenants will prevent the Executive from: (a) making a protected disclosure within the meaning of Part IVA (Protected Disclosures) of the Employment Rights Act 1996 (as amended from time to time); (b) reporting an offence to the police or to a law enforcement agency; (c) co-operating with a criminal investigation or prosecution; (d) reporting misconduct or a serious breach of regulatory requirement to a body responsible for supervising or regulating relevant matters; (e) reporting, in the public interest, any serious wrongdoing to a law enforcement agency or relevant regulator or an equivalent person or entity which has a proper interest in receiving that information in the public interest; (f) communicating in confidence with the Executive’s professional advisors (including any tax, legal, medical and/or therapeutic advisors) and/or with the Executive’s spouse or registered civil partner or common-law spouse; (g) acting with statutory authority or complying with any order of, or giving evidence to, a court or tribunal of competent jurisdiction; (h) complying with any law, any regulations of any statutory or regulatory authority or any request of any government body (including, for the avoidance of doubt, HM Revenue & Customs); and/or (i) using any relevant information for the purpose of representation at any investigation or proceedings brought by an applicable regulatory or professional body relating to matters arising from the Executive’s employment. The preceding sentence includes protected disclosures or reports made about matters previously disclosed to another recipient. Nothing in this Annex A, this Agreement or the Covenants will prevent the Executive from the disclosure of confidential information or trade secrets that: (i) are made: (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) are made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event the Executive files a lawsuit alleging retaliation by the Firm for reporting a suspected violation of law, the Executive may disclose confidential information or trade secrets related to the suspected violation of law or alleged retaliation to the Executive’s attorney and use the confidential information or trade secrets in the court proceeding if the Executive or the Executive’s attorney: (i) files any document containing confidential information or trade secrets under seal; and (ii) does not disclose any confidential information or trade secrets, except pursuant to court order. The Firm provides this notice in compliance with the Defend Trade Secrets Act of 2016. Additionally, nothing in this Annex A, this Agreement or the Covenants is intended to limit or restrict, and will not be interpreted in any manner that limits or restricts, the Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities and Exchange Act of 1934, as amended (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights. Notwithstanding anything herein to the contrary, nothing in or about the Covenants prohibits the Executive from: (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the U.S. Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information (as defined in the Plan) to the SEC, or providing the SEC with information that would otherwise violate this Section 1, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Firm; or (iv) receiving a monetary award as set forth in Section 21F.

2.Noncompetition. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Firm. The Executive further acknowledges that the Executive has been and will be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Firm, and has been and will be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Firm, and the Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Firm has invested and will continue to invest substantial time, effort and expense. The Executive agrees that while employed by the Firm and for nine months (such period, the “Restricted Period”) following the Executive’s Date of Termination for any reason, the Executive will not, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a Competitive Enterprise. For purposes of this Agreement, including this Annex A, “Competitive Enterprise” will mean a business (or business unit) that (x) engages in any financial advisory, investment banking, restructuring, shareholder/investor advisory, private capital/funds advisory, geopolitical advisory, private equity, asset management, wealth/family office management or hedge fund management activity (each, an “Activity”) or (y) owns or controls a significant interest in any entity that engages in any Activity, that, in either case, is similar to an Activity in which the Firm is engaged up to and including the Executive’s Date of Termination (a “Competitive Activity”), other than in respect of any such Activity (i) in which the Executive’s duties have not been materially concerned at any time during the 12 months immediately preceding the Date of Termination (the “Protected Period”) or (ii) that the Executive has not been materially involved or concerned or responsible at any time during the Protected Period and in relation to which the Executive held no confidential information (determined in accordance with Section 1 of this Annex A) during the Protected Period.

Notwithstanding anything in this Annex A, the Executive will not be considered to be in violation of the Covenants solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Executive’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise). The Executive acknowledges the Firm is engaged in business throughout the world. Accordingly, and in view of the nature of the Executive’s position and responsibilities, the Executive agrees the provisions of this Section 2 will be applicable to each jurisdiction, foreign country, state, possession or territory in which the Firm may be engaged in business while the Executive is providing services to the Firm (to the full extent permitted under applicable law). In consideration of, and subject to the Executive’s compliance with, the provisions of this Section 2, the Firm will pay to the Executive an amount in cash equal to 50% of the (i) the greater of (A) the monthly Base Salary and (B) the average gross monthly Base Salary received by the Executive during the three month period immediately preceding the Executive’s Date of Termination, multiplied by (ii) the number of months in the Restricted Period (the “Noncompete Payment”). The Noncompete Payment will be in addition to any severance payable to the Executive pursuant to Section 5 of this Agreement. The Noncompete Payment will be paid in equal monthly installments during the Restricted Period, with the first installment commencing no more than 30 days following the Date of Termination.

3.Nonsolicitation of Clients. The Executive hereby agrees that, while employed by the Firm and for the Restricted Period following the Executive’s Date of Termination for any reason, the Executive will not, in any manner, (x) Solicit a Client to transact business with a Competitive Enterprise in respect of a Competitive Activity or to reduce or refrain from doing any business with the Firm, or (y) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client. For purposes of this Agreement, including this Annex A, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Firm to whom, at any time during the Protected Period, the Executive provided services, or for whom the Executive transacted business, or to whom the Executive knew that other individuals associated with the Firm had provided services, or in relation to which the Executive has acquired confidential information (determined in accordance with Section 1 of this Annex A), whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that, an entity which is not a client of the Firm will be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination, with which the Executive was personally involved, or was preparing to make such a presentation or proposal at the time of the Date of Termination in relation to whom the Executive has acquired confidential information (determined in accordance with Section 1 of this Annex A).

4.Nonsolicitation of Employees. The Executive hereby agrees that, while employed by the Firm and for the Restricted Period following the Executive’s Date of Termination for any reason, the Executive will not, directly or indirectly, for himself or on behalf of any third party at any time or in any manner, Solicit or otherwise cause any Key Employee of the Firm to apply for, or to accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Firm or to terminate his or her relationship, contractual or otherwise, with the Firm, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Firm. For purposes of this Agreement, including this Annex A, the term “Key Employee” means any person who at any time during the Protected Period is or was employed or engaged by the Firm at the level of Associate or above and with whom the Executive had material dealings during that period.

5.Nondisparagement. Subject to the final sentence of Section 1 of this Annex A, the Executive will not at any time (whether prior to or following the Executive’s Date of Termination), and will instruct the Executive’s spouse or domestic partner, parents and any of their lineal descendants (it being agreed that, in any dispute between the parties regarding whether the Executive breached such obligation to instruct, the Firm will bear the burden of demonstrating the Executive breached such obligation) not to make any comments or statements to the press, employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person, if such comment or statement is disparaging to the Firm, its reputation, any of its affiliates or any of its current or former officers, members or directors.
6. Covenants Generally. The Executive’s covenants as set forth in Sections 1 through 6 of this Annex A are referred to in this Agreement as the “Covenants”. If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such Covenants will not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Executive’s period of service with the Firm or while subject to the Noncompetition, Nonsolicitation of Clients and/or Nonsolicitation of Employees covenants, the Executive will provide such prospective employer with written notice of the provisions of this Annex A, with a copy of such notice delivered no later than the date of the Executive’s commencement of such employment with such prospective employer to the General Counsel of the Firm. The Executive acknowledges that the Executive has had the opportunity to take independent legal advice in relation to the undertakings contained in the Covenants and acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Firm; (iii) impose no undue hardship on the Executive; and (iv) are not injurious to the public. The Executive acknowledges and agrees the Executive’s breach of the Covenants will cause the Firm irreparable harm, which cannot be adequately compensated by money damages. The Executive also agrees the Firm will be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have, including money damages and forfeiture of Awards; provided, however, that upon a Qualifying Termination, from and after the third monthly anniversary of the Date of Termination, enforcement of the Noncompetition and Nonsolicitation Covenants contained in Sections 2, 3 and 4 of this Annex A will be limited to the Executive’s forfeiture of any and all unpaid severance benefits payable pursuant to Section 5(b) of this Agreement.

7.Other Covenants. The Executive acknowledges that, in the event the Executive is subject to an employment contract and/or promotion covenants, the Covenants set forth in this

Annex A constitute a supplement to such employment contract and/or promotion covenants. The Executive acknowledges the Covenants set forth in this Annex A will supersede and are in full substitution for any and all prior restrictive covenants included in any award agreement evidencing any prior awards by which the Executive is bound, and this Section 7 will constitute a valid amendment to such award agreements.

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ANNEX B
MISCELLANEOUS TERMS AND CONDITIONS

Capitalized terms used but not otherwise defined in this Annex B will have the meanings provided to them in the Letter Agreement (including the annexes thereto) to which this Annex B is attached. The Letter Agreement and its annexes together constitute one binding agreement.

1.Certain Limitations on Payments. In the event it is determined by reasonable computation by a nationally recognized certified public accounting firm selected by the Firm prior to any transaction constituting a change of control (which accounting firm will in no event be the accounting firm for the entity seeking to effectuate such change of control) and reasonably acceptable to the Executive (the “Accountant”), which determination is certified by the Accountant and set forth in a certificate delivered to the Executive setting forth in reasonable detail the basis of the Accountant’s determinations, that the aggregate amount of the payments, distributions, benefits and entitlements in the nature of compensation (within the meaning of Section 280G(B)(2) of the Code) by the Firm or any affiliate to or for the Executive’s benefit (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that constitute “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 1, would be payable to the Executive, exceeds the greatest amount of Parachute Payments that could be paid to the Executive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law (such tax or taxes being hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Executive will equal the amount that produces the greatest after-tax benefit to the Executive after taking into account first, any positions to mitigate such Excise Tax (including mitigation under a “reasonable compensation” analysis) and second, any Excise Tax payable by the Executive. For the avoidance of doubt, this provision reduces the amount of Parachute Payments otherwise payable to the Executive only if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments). The Firm will reduce or eliminate the Parachute Payments, as necessary, by first reducing or eliminating the portion of the Parachute Payments provided under this Agreement (the “Agreement Payments”) payable in cash and then by reducing or eliminating the non-cash portion of the Agreement Payments, in each case, in reverse order beginning with payments or benefits to be paid the furthest in time from the Date of Termination. For purposes of reducing the Parachute Payments to the Executive, only the Agreement Payments (and no other Parachute Payments) will be reduced.

In connection with making determinations under this Section 1 and determining the Excise Tax (if any), the Accountant will take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the change of control, including the restrictive covenants applicable to the Executive under this Agreement and any other non-competition provisions that may apply to the Executive, and the Firm will cooperate in the valuation of any such services, including any restrictive covenants. The Firm and the Executive agree the severance payments payable to the Executive in connection with a Change in Control pursuant to Section 5(b) of this Agreement are in consideration for, among other things, the restrictions and obligations set forth in Sections 1 through 7 of Annex A, and that, for purposes of any such restrictions, the notice period (if any) prior to the Date of Termination is intended to be, and functions as, an extension of the period of restriction on the Executive. All fees and expenses of the Accountant in implementing the provisions of this Section 1 will be borne by the Firm.

2. Section 409A. It is the intention of the parties that the payments and benefits to which the Executive could become entitled pursuant to this Agreement, as well as the termination of the Executive’s employment under this Agreement, comply with or are exempt from Section 409A of the Code and the Treasury Regulations promulgated thereunder (collectively, “Section 409A”). Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A will be paid pursuant to the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement will be treated as a separate payment of compensation. In the event the parties determine the terms of this Agreement do not comply with Section 409A, the parties will negotiate reasonably and in good faith to amend the terms of this Agreement such that they comply with, or are exempt from, Section 409A (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Firm) within the time period permitted by the applicable Treasury Regulations and in accordance with IRS Notice 2010-6 and other applicable guidance. All expenses or other reimbursements owed to the Executive under this Agreement will be payable in accordance with the Firm’s policies in effect from time to time, but in any event, to the extent required in order to comply with Section 409A, and will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive. In addition, to the extent required in order to comply with Section 409A, no such reimbursement or expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year and the Executive’s right to reimbursement or in-kind benefits will not be subject to liquidation or exchanged for another benefit. Notwithstanding any other provision of this Agreement, if (i) the Executive is to receive payments or benefits by reason of separation from service (as such term is defined in Section 409A) other than as a result of the Executive’s death, (ii) the Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Firm as in effect on the date of the Executive’s separation from service) for the period in which the payment or benefit would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit will instead be paid, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Date of Termination, as provided below in this Section 2. Such payments or benefits that would have otherwise been required to be made during such six-month period will be paid to the Executive (or the Executive’s estate, as the case may be) in one lump sum payment or otherwise provided to the Executive (or the Executive’s estate, as the case may be) on the earlier of (A) the first business day that is six months and one day after the Executive’s separation from service or (B) the fifth business day following the Executive’s death. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth in this Agreement, as the case may be. This Section 2 will only apply to the extent Section 409A is applicable to the Executive.

3.Arbitration. Subject to the provisions of Section 4 of this Annex B, any dispute, controversy or claim between the Executive and the Firm arising out of or relating to or concerning the provisions of (a) this Agreement and/or (b) to the fullest extent allowed and enforceable under applicable law, the Executive’s employment or termination thereof, or otherwise concerning any rights, obligations or other aspects of the Executive’s employment relationship with the Firm will be finally settled by arbitration administered in London by JAMS before a single arbitrator in accordance with JAMS Employment Arbitration Rules & Procedures, which are available online at www.jamsadr.com/rules-employment-arbitration/. For the avoidance of doubt, the Executive’s agreement to arbitrate employment-related claims will not prohibit the Executive from, at the Executive’s election, filing a lawsuit relating to alleged sexual harassment or sexual assault under Federal, Tribal or State law where such dispute or claim arose or accrued on or after March 3, 2022; provided, however, the Executive expressly agrees that any claim brought as part of the same case which does not relate to sexual harassment, whether arising under this Agreement or is otherwise related to the Executive’s employment or termination thereof, will be subject to binding arbitration as provided for in this Section 3. The Executive acknowledges that the agreement to arbitrate in this Section 3 will supersede any and all prior dispute resolution provisions included in any employment agreement or any prior award agreement by which the Executive is bound, and this Section 3 will constitute a valid amendment to all such agreements. The fees and expenses of the arbitrator and all other expenses of the arbitration that would not normally be incurred if the action were brought in a court of law will by paid by the Firm. Otherwise, each party will be solely responsible for paying his/her/its own costs/fees for the arbitration, including but not limited to attorneys’ fees, experts, and presentation of proof. However, if either party prevails on a claim that affords the prevailing party attorneys’ fees or costs pursuant to law, statute, or contract, the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party. For the avoidance of doubt, prong (ii) of the first sentence of this Section 3 will not apply if the Executive primarily provides services in a non-U.S. jurisdiction where the use of mandatory arbitration in any employment-related dispute is prohibited by law.

4.Injunctive Relief; Submission to Jurisdiction. Notwithstanding the provisions of Section 3 of this Annex B, and in addition to its right to submit any dispute or controversy to arbitration, the Firm may bring an action or special proceeding in a court of competent jurisdiction sitting in England, whether or not an arbitration proceeding has theretofore been or is ever initiated, to seek declaratory or injunctive relief with respect to any claim involving the Covenants, or to enforce an arbitration award, and, for the purposes of this Section 4, the Executive (a) expressly consents to the application of Section 5 of this Annex B to any such action or proceeding, (b) agrees that proof will not be required that monetary damages for breach of the provisions of the Covenants or this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (c) irrevocably appoints the General Counsel of the Firm as the Executive’s agent for service of process in connection with any such action or proceeding, who will promptly advise the Executive of any such service of process by notifying the Executive at the last address on file in the Firm’s records. Notwithstanding the foregoing, upon a Qualifying Termination, from and after the third monthly anniversary of the Date of Termination, enforcement of the Noncompetition and Nonsolicitation Covenants contained in Sections 2, 3 and 4 of Annex A will be limited to the Executive’s forfeiture of any and all unpaid severance benefits payable pursuant to Section 5(b) of this Agreement.

5. Choice of Forum. The Executive and the Firm hereby irrevocably submit to the exclusive jurisdiction of the courts of England over any suit, action, or proceeding arising out of, relating to or in connection with this Agreement that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 3 of this Annex B. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Executive and the Firm acknowledge that the forum designated by this Section 5 has a reasonable relation to this Agreement, and to the Executive’s relationship to the Firm. Notwithstanding the foregoing, nothing herein will preclude the Firm or the Executive from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 3 or 6 of this Annex B or this Section 5. The agreement of the Executive and the Firm as to forum is independent of the law that may be applied in the action, and the Executive and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Executive and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which the Executive or the Firm now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 5. The Executive and the Firm undertake not to commence any action arising out of or relating to or in connection with this Agreement in any forum other than a forum described in this Section 5, or, to the extent applicable, Section 3 of this Annex B. The Executive and the Firm agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Executive and the Firm.

6. Choice of Law. This Agreement will be governed by and construed in accordance with the laws of England, without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than England.

7. Miscellaneous.

(a) Survival. Section 5 of this Agreement, Sections 1 through and including 7 of Annex A and Sections 1 through and including 6 of this Annex B will survive the termination of this Agreement and the Executive’s employment and will inure to the benefit of and be binding and enforceable by the Firm and the Executive.

(b) Notices. Notices hereunder will be delivered to Lazard at its principal executive office directed to the attention of its General Counsel, and to the Executive at the Executive’s last address appearing in the Firm’s employment records. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid.

(c) Amendment; Waiver; Assignment. This Agreement may not be amended or modified, other than by a written agreement executed by the Executive and the Firm, nor may any provision hereof be waived other than by a writing executed by the Executive or the Firm; provided that, any waiver, consent, amendment or modification of any of the provisions of this Agreement will not be effective against the Firm without the written consent of the Compensation Committee or its successors. The waiver by either party of compliance with any provision of this Agreement, including, without limitation, any of, or any portion or aspect of, Annex A, will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. The Executive may not, directly or indirectly, assign the Executive’s rights or obligations hereunder without the prior written consent of the Compensation Committee or its successors, and any such assignment by the Executive in violation of this Agreement will be void. This Agreement will be binding upon the Executive’s permitted successors and assigns. Without the Executive’s consent, Lazard may at any time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate) or to any other respective successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Lazard. This Agreement will be binding upon and will inure to the benefit of any successor or successors of the Firm.

(d) Severability. Without limiting the provisions of Section 6 of Annex A, the invalidity or enforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

(e) Withholding. The Firm may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation, and may withhold from, and offset by, any amounts or benefits provided under this Agreement, any amounts owed to the Firm by the Executive, including any advances, expenses, loans, or other monies the Executive owes the Firm pursuant to a written agreement or any written policy of the Firm which has been communicated to the Executive, except to the extent such withholding or offset is not permitted under Section 409A without the imposition of additional taxes or penalties on the Executive.

(f) No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement will not confer on any person other than the Firm and the Executive any rights or remedies hereunder. There will be no third-party beneficiaries to this Agreement.

(g) Clawback Policy Acknowledgement. The Executive acknowledges and agrees that the Executive is subject to the Firm’s Compensation Recovery Policy Applicable to Named Executive Officers and the Firm’s Incentive Compensation Recovery Policy, each as in effect as of the date of this Agreement (a copy of each of which has been provided to the Executive).

(h) Headings; Captions; Construction. The headings and captions of this Agreement are included solely for convenience of reference and will not affect the meaning or interpretation of any of the provisions of this Agreement. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The term “or” is not exclusive.

(i) Entire Agreement. This Agreement, together with any applicable Award Agreements, constitutes the complete understanding between the Firm and the Executive with respect to the Executive’s service in the executive position contemplated hereby and the related subject matter thereof, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Firm and the Executive, including the Amended and Restated Agreement Relating to Retention and Noncompetition and Other Covenants with Lazard and Lazard Group LLC, dated as of March 7, 2024, directly or indirectly relating to such service and the related subject matter thereof.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic means (including by “pdf”) will be effective as delivery of a manually executed counterpart of this Agreement.

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ANNEX C
COUNTRY-SPECIFIC TERMS AND CONDITIONS

Capitalized terms used but not otherwise defined in this Annex C will have the meanings provided to them in the Letter Agreement (including the annexes thereto) to which this Annex C is attached. The Letter Agreement and its annexes together constitute one binding agreement.

1.Place of Work. The Executive will work at the Firm’s office in London, which as of the date of this Agreement is located at 50 Stratton Street, London W1J but which may change from time to time (subject to such hybrid working from the office/home arrangements as may be agreed by the Firm’s management from time to time), or anywhere else within the United Kingdom as the Board of Directors of Lazard may reasonably require. The Executive may be required to travel and work outside the United Kingdom from time to time.

2.Hours of Work. The nature of the employment is such that there are no normal hours of work. The Executive will work such hours as are necessary properly to perform the Executive’s duties under this Agreement subject to a minimum of 35 hours per week. The Executive will be regarded as a managing executive with autonomous decision making powers for the purposes of the Working Time Regulations 1998 and the Executive agrees that the Executive’s employment falls within Regulation 20 of the Working Time Regulations 1998.

3.Holiday. In addition to the usual public or bank holidays in England and Wales, the Executive will be entitled to 30 working days’ paid holiday in each calendar year, to be taken in accordance with and subject to the terms of the Firm’s holiday policy. Holiday must be taken at such times as are in accordance with the Firm’s holiday related procedures from time to time. Statutory holiday entitlement is deemed to have been taken first in any holiday year. The Firm may require the Executive to take any accrued but untaken holiday where the Executive is under notice of termination (including on any periods of garden leave).

4.Retirement Eligibility. Nothing in this Agreement affects the Executive’s retirement eligibility under the Firm’s compensation and benefit plans, programs, policies or arrangements.

5.Disciplinary and Grievance Procedures. The Firm’s disciplinary and grievance procedures for the time being in force are contained in the Firm’s Employee Handbook. Application of any such procedure is discretionary and not a contractual entitlement. If the Executive is dissatisfied with any disciplinary or dismissal decision or has any grievance relating to the Executive’s employment, the Executive should refer the matter to an appropriate Executive Manager. For purposes of this Agreement, the term “Employee Handbook” means the Firm’s intranet-based employee handbook (yourGuide to HR) from time to time in force and the term “Executive Manager” means any of the following: the Chairman and the Chief Executive Officer, the head of the legal & compliance department, the Compliance Officer and the head of human resources.

6.Training. There is no mandatory training relating to the employment which the Executive is required to pay for. However, the Executive must undergo the following mandatory training: (A) induction training; (B) annual compliance training; and (C) to the extent required by the Firm’s policies, Chartered Institute for Securities and Investment examinations (if required by the Firm’s policies). The Executive is expected to engage in the Firm’s in-house training programme and other training opportunities provided to the Executive. Details of the training offered to employees at the Firm will be provided to the Executive separately.

7.Pension. The Firm operates a contract based defined contribution pension plan. The Firm will comply with its duties towards the Executive under the Pensions Act 2008. Details of the Executive’s eligibility and the Executive’s contribution entitlement (subject to the rules of the pension plan) are available from the Lazard Benefits Portal and will also be communicated to the Executive. The Executive will have the option to opt-out of joining the pension plan and if the Executive is not eligible to be automatically enrolled, the Executive may opt in. If the Executive chooses to opt out of the pension plan the Executive will not be entitled to a payment in lieu of pension contributions. This benefit will be subject to the limits imposed by HMRC. The Firm, in its absolute discretion, reserves the right to discontinue, vary or amend any of the benefits (including the provider) under any applicable pension plan at any time on reasonable notice to the Executive. The Executive’s agreed contributions to the pension plan will be made by default via salary sacrifice and in respect of any period during the Executive’s employment with the Firm for which the Executive is a contributing member of the pension plan, the Executive agrees that the Executive’s monthly salary will be reduced by a sum equal to the monthly contribution the Executive is required to make under the plan rules or chooses to make to the plan. In return, the Firm agrees, in respect of any such period, to pay an additional employer contribution to the pension plan, of an equal amount of the salary percentage sacrificed. The Executive does, however, reserve the right to opt-out of salary sacrifice should the Executive wish to do so. If the Executive opts-out of salary sacrifice, then the Executive’s contributions will be deducted from the Executive’s net pay. For more information, please refer to the Lazard Benefits Portal or contact HR. Please note that the Firm reserves the right to amend or cancel the terms of its salary sacrifice arrangements at any time. Further, all contributions via salary sacrifice will be subject to statutory rules which may apply from time to time.

8.Absence. Details of the Executive’s reporting obligations and eligibility to receive sick pay in circumstances of absence through sickness or injury are set out in the Firm’s sickness absence policy, as amended from time to time. The Executive agrees that the Executive will at the expense of the Firm and if directed to do so by the Board of Directors of Lazard or any Executive Manager at any time undergo a medical examination by a medical practitioner nominated by the Firm. The Firm is entitled to rely on the reasonable opinion of any doctor engaged to examine the Executive under this clause as to fitness for work. For the avoidance of doubt, if the doctor considers the Executive unfit for work the only entitlement to remuneration will be sick pay under the terms of the Firm’s sickness absence policy.

9.Other Paid Leave. The Executive will be eligible to participate in additional non-contractual benefit and leave schemes as set out in our Employee Handbook from time to time and which can be found on the Firm’s intranet and within the Lazard Benefits Portal. The Executive’s participation in such additional non-contractual benefit and leave schemes will be subject, in each case, to any relevant caps or limits within the policy terms of the relevant scheme the rules of the scheme (as varied from time to time), details of which are set out in the Employee Handbook and the Lazard Benefits Portal.

10.Regulatory Requirements. The Executive will at all times comply, where relevant, with every requirement, rule or regulation as amended from time to time of the UK

Listing Authority, the London Stock Exchange plc, the Financial Conduct Authority, the Market Abuse Regulation (592/2014/EU) and any directly applicable regulation made under that Regulation or any regulatory authorities relevant to the Firm and any code of practice, policy or procedures manual (including, without limitation, the Compliance and Best Practices Manual) and the Personal Account Trading policy and rules applicable to the Firm’s employees and applicable rules relating to dealing in the securities of the Firm, in each case as amended from time to time. In relation to overseas dealing the Executive will observe all laws and all regulations of the stock exchange, market or dealing system in which country or state such dealings take place.

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